UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2012

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 22, 2012, Dialogic Corporation, a wholly owned subsidiary of Dialogic Inc. (the “Company”), entered into a Third Amended and Restated Credit Agreement (“Term Loan Agreement”) with Obsidian, LLC, Special Value Expansion Fund, LLC, Special Value Opportunities Fund, LLC and Tennenbaum Opportunities Partners V, LP, as lenders (collectively, the “Term Lenders”) and a Waiver and Seventeenth Amendment (“Seventeenth Amendment”) relating to the credit agreement, dated as of March 5, 2008, as amended (“Revolving Credit Agreement” or “RCA”), with Wells Fargo Foothill Canada ULC, as administrative agent, and certain lenders (the “Revolving Credit Lenders”).

Term Loan Agreement

Principal Amount and Maturity. As of March 22, 2012, term loans in the approximate principal amount of $92.8 million are outstanding under the Term Loan Agreement and are due on March 31, 2015.

Voluntary and Mandatory Prepayments. The term loans may be prepaid, in whole or in part, from time to time, subject to payment of (i) if prepaid prior to the first anniversary of the closing date, a premium of 5%, (ii) if prepaid after the first but prior to the second anniversary of the closing date, a premium of 2% and (iii) if prepaid after the second anniversary of the closing date, no premium is required.

Dialogic Corporation is required to offer to prepay the term loans out of the net proceeds of certain asset sales (including asset sales by the Company and its subsidiaries) at 100% of the principal amount of term loans prepaid, plus the prepayment premiums described above, subject to Dialogic Corporation’s right to retain proceeds of up to $1 million in the aggregate each fiscal year. Subject to the right to retain proceeds of up to $1.5 million in the aggregate in each fiscal year, Dialogic Corporation is also required to prepay the term loans out of 50% of the net proceeds from certain equity issuances by the Company and its subsidiaries, plus the prepayment premiums described above, except that no prepayment premium is required to be paid in respect of the first $35.0 million of net proceeds of an issuance by the Company of stock at a price of $1.25 per share or more.

Interest Rates. The term loans bear interest, payable quarterly in cash, at a rate per annum of 10%, except that, in 2012 and thereafter if certain minimum cash requirements are not met, interest may be paid at the rate of 5% in cash with the remaining 5% added to principal and paid in kind. Upon the occurrence and continuance of an event of default, the term loans will bear interest at a default rate equal to the applicable interest rate plus 2%.

Guarantors. The term loans are guaranteed by the Company, Dialogic US Inc., Dialogic Distribution Limited, Dialogic Manufacturing Limited, Dialogic Networks (Israel) Ltd., Dialogic do Brasil Comercio de Equipamentos Para Telecomunicacao Ltda. and certain U.S. subsidiaries of Dialogic Inc. (collectively, the “Term Loan Guarantors”).

Security. The term loans are secured by a pledge of all of the assets of Dialogic Corporation and of the Term Loan Guarantors, including all intellectual property, accounts receivable, inventory and capital stock in the Dialogic Inc.’s direct and indirect subsidiaries. The security interest of the Term Lenders in inventory, accounts receivable and related property of Dialogic Corporation and the Term Loan Guarantors is subordinated to the security interest of the Revolving Credit Lender in those assets.

Financial Covenants. The financial covenants in the Term Loan Agreement include covenants related to minimum liquidity, minimum EBITDA, minimum interest coverage ratio, and maximum consolidated total leverage ratio.

Other Terms. The Company and Dialogic Corporation and their subsidiaries are subject to various affirmative and negative covenants under the Term Loan Agreement, including restrictions on incurring additional debt and contingent liabilities, granting liens, making investments and acquisitions, paying dividends or making other distributions in respect of its capital stock, selling assets and entering into mergers, consolidations and similar transactions, entering into transactions with affiliates and entering into sale and lease-back transactions. The Term

Loan Agreement contains customary events of default, including a change in control of the Company without the Term Lenders consent.

Warrants

In connection with the Term Loan Agreement, the Company agreed to issue to the Term Lenders warrants to purchase an aggregate of 18 million shares of the Company’s common stock, par value $0.001 per share (the “Warrants”) pursuant to a Subscription Agreement, dated March 22, 2012 (the “Subscription Agreement”). The Warrants may be exercised for a period of five years from the date of issuance at an exercise price of $1.00 per share.

Under the terms of the Warrants, the Company is not obligated to issue shares of its common stock upon exercise of a Warrant that would result in the holder owning in excess of 19.99% of the Company’s outstanding common stock without the approval of the Company’s stockholders. In connection with the issuance of the Warrants, the Company and certain of the Company’s principal stockholders (the “Specified Stockholders”) entered into voting agreements (the “Voting Agreements”) pursuant to which the Specified Stockholders agreed to, among other things, vote their respective shares of the Company’s capital stock in favor of the issuance of the shares of the Company’s common stock issuable upon exercise of the Warrants. Each Voting Agreement will terminate upon the earlier of (i) mutual consent by the parties to the Voting Agreement or (ii) June 30, 2012.

Also in connection with the issuance of th Warrants, the Registration Rights Agreement, dated as of October 1, 2010 was amended and restated (as amended and restated, the “Registration Rights Agreement”), pursuant to which the Company agreed to provide certain registration rights for the shares of the Company’s common stock issuable upon exercise of the Warrants.

Revolving Credit Agreement

Revolving Credit Amount and Maturity. Pursuant to the Seventeenth Amendment, the Revolving Credit Agreement maturity date was amended and extended to the earlier of (i) March 31, 2015 and (ii) expiration of the Term Loan Agreement. Dialogic Corporation may borrow, repay and reborrow revolving credit loans from time to time provided that the aggregate principal amount of revolving credit loans outstanding at any time does not exceed the lesser of (i) $25.0 million, which is referred to as the “maximum revolver amount” or (ii) 85% of the aggregate amount of eligible accounts receivable, reduced by certain reserves and offsets and subject to certain caps in the case of accounts receivable owed to Dialogic Corporation and certain guarantors of the Revolving Credit Agreement, which is referred to as the “borrowing base.”

The following describes certain terms of the Revolving Credit Agreement, as amended by the Seventeenth Amendment:

Term. The commitment of the Revolving Credit Lender to make revolving credit loans terminates and all outstanding revolving credit loans are due on the maturity date described above. Dialogic Corporation may repay the facility at its own option with 30 days’ notice to the Revolving Credit Lender.

Mandatory Prepayments. Dialogic Corporation is required to prepay revolving credit loans in an amount equal to 100% of the net proceeds from the sale or other disposition of inventory other than in the ordinary course of business, subject to the right to apply the net proceeds to the acquisition of replacement property in lieu of prepayment.

Interest Rates and Fees. At Dialogic Corporation’s election, revolving credit loans may bear interest at a rate equal to the prime rate plus 1.5% or at a rate equal to reserve-adjusted one-, two- or three- month LIBOR plus 3%. Upon the occurrence and continuance of an event of default and at the election of the Revolving Credit Lender, the revolving credit loans will bear interest at a default rate equal to the then applicable interest rate or rates plus 2%. Dialogic pays the Revolving Credit Lender a monthly fee on the unused portion of the maximum revolver amount, as well as a monthly collateral management fee and an annual deferred closing fee.

Guarantors. The revolving credit loans are guaranteed by the Company, Dialogic (US) Inc., Cantata Technology, Inc., Dialogic Distribution Ltd., Dialogic Networks (Israel) Ltd. and Dialogic do Brasil Comercio de Equipamentos Para Telecomunicacao Ltda. (collectively the “Revolving Credit Guarantors”).

Security. The revolving credit loans are secured by a pledge of the assets of Dialogic Corporation and of the Revolving Credit Guarantors consisting of accounts receivable and inventory and related property. The security interest of the Revolving Credit Lenders is prior to the security interest of the Term Lenders in these assets, subject to the terms and conditions of an intercreditor agreement.

Financial Covenants. The financial covenants in the Revolving Credit Agreement include covenants related to minimum EBITDA.

Other Terms. Dialogic Corporation, the Company and their subsidiaries are subject to affirmative and negative covenants, including restrictions on incurring additional debt, granting liens, entering into mergers, consolidations and similar transactions, selling assets, prepaying indebtedness, paying dividends or making other distributions on its capital stock, entering into transactions with affiliates and making capital expenditures. The Revolving Credit Agreement contains customary events of default, including a change in control of the Company.

The foregoing descriptions of the Term Loan Agreement, Seventeenth Amendment, Subscription Agreement, Warrants, Voting Agreements and Registration Rights Agreement are not complete and are qualified in their entirety by reference to the full text of such agreements, which will be filed with the Quarterly Report on Form 10-Q of Dialogic Inc. for the quarter ended March 31, 2012.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced in Item 1.01 that relates to the creation of a direct financial obligation of Dialogic Corporation, the Term Loan Guarantors and the Revolving Credit Guarantors is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above and referenced under Item 1.01 that relates to the issuance of the Warrants is hereby incorporated by reference into this Item 3.02.

None of Dialogic Inc., Dialogic Corporation, the Term Loan Guarantors or the Term Loan Lenders engaged any investment advisors with respect to the sale and issuance of the Warrants, and no finders’ fees were paid to any party in connection therewith. The sale and issuance of the Warrants was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended, and was made without general solicitation or advertising. Each of the Term Loan Lenders represented that it is an accredited investor with access to information about Dialogic Inc. sufficient to evaluate the investment.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2012, Nick DeRoma was elected by the Board of Directors of the Company (the “Board”) to serve as a member of the Board in the class of directors the term of which expires at the Company’s 2013 annual meeting of stockholders.

In connection with his election to the Board, the Board granted Mr. DeRoma a restricted stock unit award (the “RSU”) for such number of shares of the Company’s common stock as is determined by dividing $180,000 by the closing price of the Company’s common stock as quoted on the NASDAQ Global Market on March 28, 2012, rounded down to the nearest whole share, pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan. The RSU will vest in equal monthly installments over three years from the date of grant.

In accordance with the Company’s director compensation policy, as an independent Board member, Mr. DeRoma will be entitled to an annual retainer of $45,000 for service as a Board member.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: March 28, 2012	By:	/s/ John Hanson
John Hanson Chief Financial Officer